Exhibit 99.1

Investor and Media Contact: Richard E. Koch

(203) 750-3254

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Olin’s Fourth Quarter Earnings Exceed Expectations;

Sees Higher Chlor Alkali Earnings in First Quarter of 2005;

Declares $.20 Per Share Quarterly Dividend

CLAYTON, MO, January 27, 2005 – Olin Corporation (NYSE: OLN) today announced that sales for the fourth quarter of 2004 were $487.3 million compared with $377.8 million in the fourth quarter of 2003. Net income in the fourth quarter of 2004 was $22.8 million, or $0.32 per diluted share, compared with net income of $0.4 million, or $0.01 per diluted share, in the fourth quarter of 2003.

Joseph D. Rupp, President and Chief Executive Officer said, “Our fourth quarter net income of $0.32 per diluted share exceeded our previous expectation of the $0.23 per share range primarily due to better than expected performance from Chlor Alkali Products. We experienced improvement in pricing for both chlorine and caustic soda during the quarter, and as a result Chlor Alkali Products surpassed its previous quarterly earnings record. We expect higher Chlor Alkali results in the first quarter of 2005.”

For the full-year 2004 income from continuing operations was $50.7 million or $0.74 per diluted share, and was $0.4 million or $0.01 per diluted share in 2003. Net income in 2004 was $54.8 million or $0.80 per diluted share, compared with a net loss of $24.1 million or $0.42 per diluted share in 2003. During 2004, Olin sold its Aegis business. The results of the Aegis business and the gain realized on the sale are reflected as discontinued operations in the accompanying financial statements.

In the first quarter of 2005 Olin expects fully diluted earnings per share to be in the $0.40 range. As previously noted, earnings in the Chlor Alkali business are expected to improve further. The Winchester and Metals segments are expected to experience seasonal improvements over the fourth quarter of 2004. Non-cash pension expenses are expected to average about $4 million per quarter higher in 2005 compared to 2004.

SEGMENT REPORTING

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the fourth quarter of 2004 were $130.0 million, compared to $93.9 million in the fourth quarter of 2003. The increase reflects the combination of a 12% increase in chlorine and caustic volumes and a 30% increase in chlorine and caustic prices. Chlor Alkali income during the quarter was $42.0 million, compared to $11.4 million in the fourth quarter of 2003. The significantly higher level of income reflects the combined impact of higher volumes and prices, partially offset by higher electricity and transportation costs.

METALS

Sales for the fourth quarter of 2004 were $278.6 million compared to sales in the fourth quarter of 2003 of $219.5 million, an increase of 27%. The increase in sales is principally the result of significantly higher copper prices in the fourth quarter of 2004 compared with 2003. Shipment volumes in the fourth quarter of 2004 increased 1% from the fourth quarter of 2003. Shipments to the ammunition and coinage segments increased 26% and 4%, respectively, from the 2003 fourth quarter. Shipments to the automotive, electronics, and building products segments declined from the 2003 fourth quarter by 9%, 16%, and 3%, respectively. For the full year 2004 shipments in the ammunition and coinage segments increased 25% and 37%, respectively, while shipments to the electronics segment declined 3% from 2003. Shipments to each of the automotive and building products segments increased 3% from 2003 to 2004.

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The Metals segment reported income of $11.1 million in the fourth quarter of 2004 compared to $3.1 million in the fourth quarter of 2003. The improved profitability reflects improved productivity, the slightly higher shipment volumes, and a more favorable product mix.

WINCHESTER

Winchester 2004 fourth quarter sales of $78.7 million were 22% higher than the fourth quarter of 2003, reflecting higher commercial and military volumes. Income in the fourth quarter of 2004 was $2.4 million, compared with $2.2 million in the fourth quarter of 2003. The favorable impact of higher volumes was offset in part by higher commodity costs.

CORPORATE AND OTHER COSTS

For the year 2004, pension expense for the Company was $10.7 million, compared to $5.0 million in 2003, a $5.7 million increase. Under Statement of Financial Accounting Standards (“SFAS”) No. 87, the Company recorded non-cash after tax charges of $19.5 million ($32 million pretax) and $24.8 million ($40.7 million pretax) to Shareholders Equity as of December 31, 2003 and December 31, 2004, respectively. These charges reflect an accumulated benefit obligation in excess of the year-end market value of assets of our pension plan. In both 2003 and 2004, the decline in interest rates more than offset increases in the value of the plan’s assets.

For the year 2004, charges to income for environmental investigatory and remedial activities were $23.4 million compared with $19.6 million in 2003. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations. In 2005, we currently estimate that these charges to income may be in the $20 million range for the full year.

During the fourth quarter of 2004, Olin sold its Indianapolis facility. As a result, the Company reduced the asset retirement obligation it recorded in accordance with the adoption of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations.” This is reflected as a reduction in corporate and other expenses of $2.5

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million. Other corporate and unallocated costs increased from 2003 to 2004 due to higher legal related expenses, professional fees associated with the Sarbanes Oxley Act, and higher incentive related expenses.

DIVIDEND

Olin Corporation’s Board of Directors declared a quarterly dividend of 20 cents on each share of Olin common stock. The dividend is payable on March 10, 2005, to shareholders of record at the close of business on February 10, 2005. This is the 313th consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin will hold a conference call with securities analysts at 10:00 a.m., Eastern time, January 28, 2005. Anyone desiring to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s internet website, www.olin.com. Listeners should log on to the website at least 15 minutes before the call. A copy of this press release, together with other financial and statistical information about the period ended December 31, 2004, is available on the Olin website in the Investor section under Recent Press Releases and Speeches. The text of the prepared remarks from the conference call will be available after the conclusion of the call in the same website location. The call also will be audio archived on the Olin website for future replay until February 15.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2003, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•	extraordinary events, such as additional terrorist attacks or war with one or more countries;

•	continued or additional economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	effects of competition, including the migration by United States customers to low-cost foreign locations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes or the impact of changes in laws and regulations;

•	higher-than-expected raw material and utility or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

•	unexpected additional taxes and related interest as the result of pending income tax audits and unresolved income tax issues; and

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2005 - 2

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Olin Corporation

Consolidated Statements of Income (a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share amounts)	2004	2003	2004	2003
Sales	$487.3	$377.8	$1,996.8	$1,557.2
Operating Expenses:
Cost of Goods Sold	410.2	340.1	1,764.9	1,381.9
Selling and Administration	39.4	33.8	141.0	127.3
Research and Development	1.1	1.2	3.9	4.7
Restructuring Charge (b)	0.2	1.8	9.6	30.8

Operating Income	36.4	0.9	77.4	12.5
Earnings of Non-consolidated Affiliates	5.3	1.4	10.1	7.8
Interest Expense	5.3	4.8	20.2	20.2
Interest Income	0.6	0.5	1.9	1.3
Other Income (c)	0.2	0.4	10.0	2.6

Income (Loss) before Taxes from Continuing Operations	37.2	(1.6)	79.2	4.0
Income Tax Provision (Benefit) (d)	14.6	(1.7)	28.5	3.6

Income from Continuing Operations	22.6	0.1	50.7	0.4
Discontinued Operations :
Income from Discontinued Operations, Net	—	0.3	0.6	0.9
Gain on Disposal of Discontinued Operations, Net	0.2	—	3.5	—
Cumulative Effect of Accounting Change, Net (e)	—	—	—	(25.4)

Net Income (Loss)	$22.8	$0.4	$54.8	$(24.1)

Basic and Diluted Income (Loss) Per Common Share:
Income from Continuing Operations	$0.32	$—	$0.74	$0.01
Income from Discontinued Operations	—	0.01	0.01	0.01
Gain on Disposal of Discontinued Operations	—	—	0.05	—
Accounting Change, Net	—	—	—	(0.44)

Net Income (Loss)	$0.32	$0.01	$0.80	$(0.42)

Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80

Average Common Shares Outstanding - Diluted	70.8	59.0	68.4	58.3

(a)	Unaudited. All periods reflect our Aegis business as a discontinued operation.
(b)	Reflects the 2004 restructuring charge for the relocation of corporate headquarters and the 2003 restructuring charge for the shutdown of our Indianapolis Brass mill and certain other actions.
(c)	Other Income for the twelve months ended December 31, 2004 includes the pretax gain of $2.0 million on the sale of an insurance investment and the pretax gain of $5.5 million from the settlement of a contract matter with an outside third party.
(d)	Includes a $2.3 million reduction in expense associated with the settlement of federal income tax audits for 1992-2000 in the twelve months ended December 31, 2004.
(e)	Reflects the cumulative charge for the adoption of SFAS 143, “Accounting for Asset Retirement Obligations”, which we adopted on January 1, 2003.

Olin Corporation

Consolidated Balance Sheets (a)

(In millions, except per share data)

December 31,	2004	2003
Assets:
Cash & Cash Equivalents	$147.3	$189.8
Accounts Receivable, Net	242.9	182.2
Inventories, Net	256.5	238.9
Current Deferred Income Taxes	47.1	33.2
Other Current Assets	18.8	15.4

Total Current Assets	712.6	659.5
Property, Plant and Equipment (Less Accumulated Depreciation of $1,348.1 and $1,300.3)	478.0	495.1
Prepaid Pension Costs	257.8	101.5
Deferred Income Taxes	68.1	62.0
Other Assets	23.8	23.9
Goodwill	78.3	79.5
Net Assets of Discontinued Operations	—	10.9

Total Assets	$1,618.6	$1,432.4

Liabilities and Shareholders’ Equity:
Current Debt	$52.0	$27.2
Accounts Payable	117.7	128.8
Income Taxes Payable	0.3	11.1
Accrued Liabilities	151.5	127.7

Total Current Liabilities	321.5	294.8
Long-Term Debt	260.7	313.5
Accrued Pension Liability	505.2	469.2
Other Liabilities	176.4	178.5

Total Liabilities	1,263.8	1,256.0

Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 70.6 Shares (59.0 in 2003)	70.6	59.0
Additional Paid-in Capital	659.5	464.2
Accumulated Other Comprehensive Loss	(274.4)	(246.8)
Accumulated Deficit	(100.9)	(100.0)

Total Shareholders’ Equity	354.8	176.4

Total Liabilities and Shareholders’ Equity	$1,618.6	$1,432.4

(a)	Unaudited. All periods reflect our Aegis business as a discontinued operation.

Olin Corporation

Consolidated Statements of Cash Flows (a)

(In millions)

Twelve Months Ended December 31,	2004	2003
Operating Activities:
Income (Loss) from Continuing Operations and Cumulative Effect of Accounting Change	$50.7	$(25.0)
Earnings of Non-consolidated Affiliates	(10.1)	(7.8)
Gain on Sale of Insurance Investment	(2.0)	—
Depreciation and Amortization	73.3	80.9
Deferred Income Taxes	(13.2)	(2.1)
Non-Cash Portion of Restructuring Charge	—	24.6
Cumulative Effect of Accounting Change	—	25.4
Pension Plan Contributions	(169.4)	—
Qualified Pension Plan Expense	5.3	—
Common Stock Issued Under Employee Benefit Plans	2.1	2.8
Changes in:
Receivables	(60.5)	(15.8)
Inventories	(16.6)	8.2
Other Current Assets	(3.2)	(2.9)
Accounts Payable and Accrued Liabilities	10.0	12.4
Income Taxes Payable	(1.0)	20.0
Other Assets	—	4.8
Noncurrent Liabilities	3.9	(13.3)
Other Operating Activities	(4.7)	3.9

Cash (Used for) Provided by Continuing Operations	(135.4)	116.1
Discontinued Operations:
Income from Discontinued Operations	4.1	0.9
Gain on Disposal of Discontinued Operations	(5.8)
Cash Provided by Discontinued Operations	—	1.5

Net Operating Activities	(137.1)	118.5

Investing Activities:
Capital Expenditures	(55.1)	(54.3)
Business Acquired in Purchase Transaction	(3.2)	—
Proceeds From Sale of Short-Term Investments	—	25.0
Investments and Advances - Affiliated Companies at Equity	9.4	8.1
Proceeds from Sales of Business and Insurance Investment	19.7	—
Disposition of Property, Plant and Equipment	0.8	5.4
Other Investing Activities	1.9	4.7

Net Investing Activities	(26.5)	(11.1)

Financing Activities:
Long-Term Debt Repayments	(27.2)	(1.6)
Issuance of Common Stock	190.0	13.2
Stock Options Exercised	14.5	7.1
Dividends Paid	(55.7)	(46.5)
Other Financing Activities	(0.5)	(0.3)

Net Financing Activities	121.1	(28.1)

Net (Decrease) Increase in Cash and Cash Equivalents	(42.5)	79.3
Cash and Cash Equivalents, Beginning of Year	189.8	110.5

Cash and Cash Equivalents, End of Period	$147.3	$189.8

(a)	Unaudited. All periods reflect our Aegis business as a discontinued operation.

Olin Corporation

Segment Information (a)

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Sales:
Metals	$278.6	$219.5	$1,230.1	$854.6
Chlor Alkali Products	130.0	93.9	448.2	399.5
Winchester	78.7	64.4	318.5	303.1

Total Sales	$487.3	$377.8	$1,996.8	$1,557.2

Income (Loss) before Taxes from Continuing Operations:
Metals (b)	$11.1	$3.1	$50.5	$9.1
Chlor Alkali Products (b)	42.0	11.4	83.0	62.8
Winchester	2.4	2.2	21.9	21.6
Corporate/Other:
Pension Income (c)	3.9	4.5	11.3	18.0
Environmental Provision	(4.6)	(6.5)	(23.4)	(19.6)
Other Corporate and Unallocated Costs	(12.9)	(10.6)	(46.2)	(40.8)
Restructuring Charge	(0.2)	(1.8)	(9.6)	(30.8)
Interest Expense	(5.3)	(4.8)	(20.2)	(20.2)
Interest Income	0.6	0.5	1.9	1.3
Other Income	0.2	0.4	10.0	2.6

Income (Loss) before Taxes from Continuing Operations	$37.2	$(1.6)	$79.2	$4.0

(a)	Unaudited. All periods reflect our Aegis business as a discontinued operation.
(b)	Earnings of non-consolidated affiliates are included in the segment results consistent with management’s monitoring of the operating segments. The earnings from non-consolidated affiliates, by business area, are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Metals	$0.2	$0.4	$1.1	$1.3
Chlor Alkali	5.1	1.0	9.0	6.5

	$5.3	$1.4	$10.1	$7.8

(c)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

Olin Corporation

Quarterly Trend Data (a)

(In millions, except per share amounts)

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales	$482.9	$506.5	$520.1	$487.3	$1,996.8
Income before Taxes from Continuing Operations (b)	5.1	11.4	25.5	37.2	79.2
Depreciation and Amortization	18.0	18.2	19.0	18.1	73.3
Capital Expenditures	7.2	10.6	12.1	25.2	55.1
Dividends Paid	13.8	13.9	14.0	14.0	55.7

Total Debt to Total Capitalization	48.3%	46.8%	46.6%	46.8%	46.8%

Basic and Diluted Income Per Common Share:
Income from Continuing Operations	$0.04	$0.09	$0.27	$0.32	$0.74
Income from Discontinued Operations	—	0.01	—	—	0.01
Gain on Disposal of Discontinued Operations	—	0.05	—	—	0.05

Net Income	$0.04	$0.15	$0.27	$0.32	$0.80

Dividends	$0.20	$0.20	$0.20	$0.20	$0.80

Average Common Shares Outstanding - Diluted	64.4	69.7	70.1	70.8	68.4

	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales	$382.6	$389.1	$407.7	$377.8	$1,557.2
Income (Loss) before Taxes from Continuing Operations (b)	(19.7)	14.8	10.5	(1.6)	4.0
Depreciation and Amortization	22.5	21.0	18.3	19.1	80.9
Capital Expenditures	8.6	12.4	13.8	19.5	54.3
Dividends Paid	11.5	11.6	11.7	11.7	46.5

Total Debt to Total Capitalization	64.8%	64.4%	64.2%	65.9%	65.9%

Basic and Diluted Income (Loss) Per Common Share:
Income (Loss) from Continuing Operations	$(0.23)	$0.14	$0.10	$0.00	$0.01
Income from Discontinued Operations	—	0.01	—	0.01	0.01
Accounting Change, Net (c)	(0.44)	—	—	—	(0.44)

Net Income (Loss)	$(0.67)	$0.15	$0.10	$0.01	$(0.42)

Dividends	$0.20	$0.20	$0.20	$0.20	$0.80

Average Common Shares Outstanding - Diluted	57.8	58.4	58.7	59.0	58.3

(a)	Unaudited. All periods reflect our Aegis business as a discontinued operation.
(b)	Reflects the 2004 restructuring charge for the relocation of corporate headquarters and the 2003 restructuring charge for the shutdown of our Indianapolis Brass mill and certain other actions.
(c)	Reflects the cumulative charge for the adoption of SFAS 143, “Accounting for Asset Retirement Obligations”, which we adopted on January 1, 2003.